Exhibit 99.1

Policy, Government and Public Affairs
Chevron Corporation
P.O. Box 6078
San Ramon, CA 94583-0778
www.chevron.com
News Release
FOR IMMEDIATE RELEASE
Chevron Names John Watson Vice Chairman
Peter Robertson to retire after distinguished 35-year career;
Charles James named Executive Vice President
     SAN RAMON, Calif., Feb. 26, 2009 – Chevron Corporation (NYSE:CVX) announced today that Chevron Vice Chairman Peter J. Robertson will retire from the company and its board after more than 35 years of distinguished company service. Robertson will be succeeded by John S. Watson, currently executive vice president of Strategy and Development.
     The company also named Charles A. James, currently vice president and general counsel, executive vice president of Chevron Corporation. These executive changes are effective April 1.
     “By any measure, Peter’s contributions inside and outside Chevron have been remarkable,” said Chevron chairman and chief executive officer Dave O’Reilly. “As vice chairman, Peter established himself as one of our industry’s most tireless, passionate and effective emissaries. For me personally, Peter has been a valued partner and a tremendous source of support in helping lead Chevron.”
     Robertson, 62, joined Chevron in 1973. Over the course of his career, he advanced through a number of leadership positions in finance, strategic planning, exploration and production. He was appointed vice president, Finance, for Chevron U.S.A. in 1989, and president of Warren Petroleum Co. (Chevron’s former natural gas liquids subsidiary) in 1991. In 1994, he was appointed vice president, Strategic Planning, for Chevron Corporation. He held this post until being named president of Chevron U.S.A. Production Company in 1997. In 2000, Robertson became president of Chevron Overseas Petroleum Inc. He has served as vice chairman since 2002.
     Robertson is a native of Edinburgh, Scotland. He holds several leadership positions with various organizations, including United Way of the Bay Area, the Bay Area Council, the U.S.-Russia Business Council, Resources for the Future, and the American Petroleum Institute. He serves on the Corporate Advisory Board of the Global Business Coalition on HIV/AIDS, Tuberculosis and Malaria. He is past chairman of the U.S. Energy Association, co-chairman of the U.S.- Saudi Arabian Business Council and vice chairman of the Leon Sullivan Foundation.
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     Watson, 52, joined the company in 1980 as a financial analyst after earning a master’s degree in business administration from the University of Chicago. He assumed his current position in 2008. As vice chairman, Watson will add Corporate Compliance and Policy, Government and Public Affairs to his broad portfolio of responsibilities that includes Business Development, Mergers and Acquisitions, Strategic Planning, Procurement and the Project Resources Company, which supports the development of major capital projects with Chevron.
     “John’s breadth of corporate and operational experience, combined with his strategic vision, make him ideally qualified to assume this important leadership position,” O’Reilly said.
     Since joining the company, Watson has held positions of increasing responsibility. He was appointed president of Chevron Canada Ltd. in January 1996 and in February 1998 became vice president, Strategic Planning, for Chevron Corporation. Watson served as the integration executive for the merger of Chevron and Texaco, and in October 2001 he was named vice president and chief financial officer of the corporation. He became president of Chevron International Exploration and Production in 2005, where he oversaw the company’s production and exploration activities outside the United States.
     James, 54, will assume the expanded responsibility of executive vice president of Chevron Corporation, overseeing the company’s Legal, Corporate Governance, Human Resources and Security organizations. James joined Chevron in 2002 after serving as assistant attorney general in charge of the Antitrust Division at the U.S. Department of Justice. Earlier in his career, James practiced law at Jones, Day, Reavis & Pogue in Washington, D.C., where he chaired the firm’s worldwide antitrust and trade regulation practice.
     Chevron Corporation is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company’s success is driven by the ingenuity and commitment of approximately 62,000 employees who operate across the energy spectrum. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops the energy resources of the future, including biofuels and other renewables. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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Contact:      DAVE SAMSON, SAN RAMON      1-925-842-2615